Consent of Independent Auditors

We consent to the use of our report dated January 21, 2004 with respect to the financial statements of SouthStar Energy Services LLC (included separately herein) in the Annual Report (Form 10-K) of AGL Resources Inc. (the “Company”) for the year ended December 31, 2003, and to the incorporation by reference of such report in the Company’s Registration Statement Nos. 33-50301, 33-62155, 333-01519, 333-02353, 333-26961, 333-26963, 333-86983, 333-86985, 333-86987, 333-75524, 333-97121 and 333-104701 on Form S-8 and Registration Statements Nos. 333-22867, 333-69500 and 333-109061 on Form S-3.

/s/ Ernst & Young LLP

Atlanta, Georgia

February 5, 2004